April 2012 Pricing Sheet dated April 20, 2012 relating to Preliminary Terms No. 156 dated April 9, 2012 Registration Statement No. 333-178081 Filed pursuant to Rule 433
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in Currencies

Currency-Linked Notes due April 24, 2015
Based on the Performance of a Basket of Three Currencies Relative to the Euro
Canadian dollar + Mexican peso + U.S. dollar
PRICING TERMS – APRIL 20, 2012
Issuer:	Morgan Stanley
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Pricing date:	April 20, 2012
Original issue date:	April 25, 2012 (3 business days after the pricing date)
Maturity date:	April 24, 2015
Aggregate principal amount:	$6,300,000
Interest:	None
Basket:	The basket consists of three currencies (equally weighted among themselves) valued relative to the euro (each a “basket currency”), as follows:
	Basket Currency	Weighting	Initial Exchange Rate	Reference Source
	Canadian dollar (“CAD”)	33.333%	1.30885	Bloomberg: WMCO3 (mid)
	Mexican peso (“MXN”)	33.333%	17.3244	Bloomberg: WMCO3 (mid)
	U. S. dollar (“USD”)	33.333%	1.32080	Bloomberg: WMCO3 (mid)
Payment at maturity:	•	If the basket performance is positive, which means the basket of currencies strengthens relative to the euro: $1,000 + supplemental redemption amount
	•	If the basket performance is zero or negative, which means the basket of currencies remains unchanged or weakens relative to the euro: $1,000

The payment at maturity will not be less than $1,000 per note and due to the formula used to calculate the currency performance, the maximum payment per note at maturity will not be greater than $2,500.

Supplemental redemption amount:	$1,000 x basket performance x participation rate, provided that the supplemental redemption amount will not be less than zero.
Basket performance:	Sum of the currency performance values of each of the basket currencies, as determined on the valuation date.
Participation rate:	150%
Currency performance:
With respect to each basket currency:    1 - (final exchange rate / initial exchange rate)
This formula effectively caps the contribution of each basket currency to a 100% return but does not limit the downside. See “How Do Currency Exchange Rates Work? ” and “Hypothetical Payouts on the Notes at Maturity –– Example 2” in the accompanying preliminary terms.

Currency performance value:	Currency performance x weighting
Initial exchange rate:	With respect to each basket currency, the exchange rate on the pricing date. See “Basket—Initial Exchange Rate” above.
Final exchange rate:	With respect to each basket currency, the exchange rate on the valuation date.
Exchange rate:	With respect to each basket currency: the rate for conversion of units of such basket currency into one euro, as determined by reference to the applicable reference source described herein.
Valuation date:	April 21, 2015, subject to adjustment for certain non-currency business days.
CUSIP / ISIN:	617482SL9 / US617482SL94
Listing:	The notes will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.

Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per note	$1,000	$20	$980
Total	$6,300,000	$126,000	$6,174,000
(1)
Selected dealers and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $20 for each note they sell.  For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 156 dated April 9, 2012
Prospectus Supplement dated November 21, 2011
Prospectus dated November 21, 2011

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.